                                                                   EXHIBIT 10.5

                                LICENSE AGREEMENT

This License Agreement ("The Agreement") is entered into this _____ day of November, 1999, by and between Chequemate International, Inc., a Utah corporation, d/b/a C3D Digital, Inc., ("C3D"), having its principal place of business at 330 Washington Boulevard, Suite 507, Marina del Rey, CA 90292, and Academy Entertainment, Inc., a New Jersey corporation, ("Academy") having its principal place of business at 59 Westminster Avenue, Bergenfield, New Jersey 07621.

ARTICLE I
GRANT OF RIGHTS

1.1 Programs. Academy shall furnish to C3D all feature films, documentaries, cartoons, and short subjects ("Programs") available in Academy's film library. See Schedule A, Master Tapes Available, bearing the name, MLR Films International.

1.2 Grant. Academy hereby grants to C3D the perpetual, irrevocable, non-exclusive, worldwide right to the use of the Programs, for use with their proprietary 3D technology, or any other 3D technology, including still images from the Programs, to incorporate some or all of the Programs as part of its database, to use, copy, display, perform, modify, distribute and otherwise exploit the Programs in any 3D medium by any means now known or hereafter devised, to use the Programs for marketing and advertising in connection with the Programs and to edit the Programs as desired in connection therewith.

1.3 Delivery. Upon C3D's written request, Academy shall deliver to C3D as soon as is practicable, at C3D's expense, one (1) copy of each of the Programs requested by C3D to the location designated by C3D in such request ("the Master Copies"). Academy shall be under no obligation to fulfill requests for Master Copies if new information is discovered of a possible copyright infringement or potential technical problems. Academy shall replace any rejected titles with similar themes on a best efforts basis. All Master Copies shall be sent in Beta SP (metal) NTSC format via UPS, or when requested, overnight, via Federal Express.

ARTICLE II
PAYMENT

2.1 Payment for Copies. C3D shall pay Academy in advance $100.00 per hour for each Master Copy ordered pursuant to section 1.3 above. The cost of the tape is included in the $100.00 per hour, but not the cost of shipping.

2.2 Payment for Rights. C3D shall compensate Academy with restricted common stock (Rule 144 stock) in C3D, with an aggregate value of $250,000.00 as follows: C3D shall issue

$90,000.00 worth of unregistered common stock to Academy upon board approval, with the number of shares determined by the average trading value over the five (5) trading days prior to issuance; and another $80,000.00 worth of unregistered common stock to Academy six months later, with the number of shares determined by the average trading value over the prior six months; and the final $80,000.00 worth of unregistered common stock to Academy six months after that, with the number of shares determined by the average trading value over those prior six months. Academy shall have standard piggyback and registration rights.

2.3 Taxes. All taxes, whether Federal, State, Dominion, Provincial, or Local, and whether Sales or Use or Personal Property, Payroll, Excise, or other tax, governmental fee, or duty, arising from this Agreement or the transactions contemplated by this Agreement, shall be the sole responsibility of Academy.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

Academy represents and warrants that (I) it has the right, power, and authority to enter into this Agreement and fully perform its obligations hereunder; (II) the making of this Agreement does not violate any agreement between it and any other person or entity; (III) to the best of Academy's knowledge, the Programs are in the public domain or are unregistered according to the U.S. Copyright Office; (IV) there are no outstanding obligations or commitments of any kind pertaining to or involving the Programs; (V) neither the Programs nor their copying and distribution as contemplated herein will infringe upon any common law or statutory copyright or other state or federal regulations or contravene the rights of any third party; (VI) the Programs do not violate any rights of privacy; and (VII) all rights and licenses necessary to grant the rights as set forth herein and to copy and distribute the Programs as described herein have been obtained.

ARTICLE IV
INDEMNIFICATION

4.1 Indemnity. Academy hereby agrees to indemnify, defend, and hold C3D, its directors, officers, shareholders, employees, agents, successors and assigns harmless from any and all claims, causes of action, demands, damages, losses, costs, obligations, recoveries and deficiencies (including attorney fees and costs) which arise from or relate in any manner in whole or in part to any of the representations and warranties of Academy contained in this Agreement or any failure by Academy to perform or comply with any covenant contained in this Agreement.

4.2 Procedure. C3D shall notify Academy in writing of any claims for which it seeks indemnification under section 4.1 above, and shall give Academy the exclusive authority to defend or settle such claim (it being understood that C3D may participate with counsel of its own choosing at its own expense), and, at Academy's expense, give Academy reasonable information and assistance to settle and/or defend any such claim. Academy shall not have the right to settle any claim in a manner which is prejudicial to the interest of C3D without C3D's prior written consent.

ARTICLE V
GENERAL PROVISIONS

5.1 Governing Law. The rights and obligations of the parties under this Agreement shall be governed by and construed under the laws of California, without regard to California's conflict of laws provisions.

5.2 Jurisdiction; Venue. All disputes arising from this Agreement shall be subject to the exclusive jurisdiction and venue of the state and federal courts located in Los Angeles County, California, and the parties consent to the exclusive and personal jurisdiction of these courts.

5.3 Entire Agreement. This Agreement constitutes the complete and exclusive understanding and agreement of the parties regarding the subject matter hereof and supersedes any and all prior or contemporaneous understandings, agreements, communications or advertising or course of conduct with respect to the subject matter hereof.

5.4 Board of Directors Approval. This Agreement is subject to the approval of the respective Boards of Directors of the parties hereto, which approval shall be promptly sought by the officers whose signatures appear below.

Academy Entertainment, Inc.                 Chequemate International, Inc.


By:                                         By:
    ------------------------------              -------------------------------
    Alan Miller, President                      J. Michael Heil, CEO